EXHIBIT 99.1
Applied Industrial Technologies Reports Record
Fiscal 2008 Third Quarter Results
•	12% increase in EPS on 1.7% sales gain

•	Reaffirms sales and raises lower end of EPS forecast
CLEVELAND, Ohio, April 24, 2008 – Applied Industrial Technologies (NYSE: AIT) today reported record third quarter sales and earnings for the three months ended March 31, 2008.
Net sales for the third quarter increased 1.7% to $530,156,000 from $521,129,000 in the comparable period a year ago. Net income for the quarter increased 8.7% to $23,595,000 from $21,697,000, and earnings per share increased 12.2% to $0.55 per share from $0.49 per share in the third quarter last year.
For the nine months ended March 31, 2008, sales increased 5% to $1,559,711,000 from $1,486,084,000 in the same period last year. Net income increased 15.7% to $71,019,000 or $1.62 per share versus $61,382,000, or $1.37 per share, last year.
“Although our quarterly sales growth rate declined slightly more than we thought it would, we are pleased in our ability to leverage our productivity improvements and continued cost controls to achieve a double-digit increase in earnings per share,” stated David L. Pugh, Applied’s Chairman and Chief Executive Officer. “Sales during the quarter were impacted by the continued deterioration of the housing and the automotive markets, and this weakness appears to be migrating into other sectors as consumers and businesses are becoming a bit more anxious about the economy.
“While we do not expect significant economic improvement during the fourth quarter, based on our results to date and the continued strength in our operational controls, we expect fiscal 2008 sales to be within the lower range of our previously issued guidance of $2.10 billion to $2.18 billion. Earnings are now expected to be in the range of $2.15 to $2.25 per share, compared to prior guidance of $2.10 to $2.25 per share for fiscal 2008.”
During the quarter, Applied purchased 435,000 shares of its common stock in open market transactions for $12.2 million. At March 31, 2008, Applied had remaining authorization to purchase 1,065,000 additional shares.

Applied will host its third quarter conference call for investors and analysts at 4 p.m. ET today (Thursday, April 24). The call will be conducted by Chairman & CEO Dave Pugh, President & COO Ben Mondics and Vice President & CFO Mark Eisele. To join the call, dial 1-888-581-9259 for US or Canadian callers, or 1-706-679-2792 for International callers and use passcode 39989871. A live audio webcast can be accessed online at www.Applied.com. A replay of the teleconference will be available for two weeks by dialing 1-800-642-1687 (US/Canada) or 1-706-645-9291 (International) using passcode 39989871.
With more than 445 facilities and 4,600 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2007, Applied posted sales of $2.0 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “guidance,” “expect” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
#####
For investor relations information contact Mark O. Eisele, Vice President – Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President – Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net Sales	$530,156	$521,129	$1,559,711	$1,486,084
Cost of sales	385,656	380,557	1,133,664	1,080,227

	144,500	140,572	426,047	405,857
Selling, distribution and administrative, including depreciation	106,815	106,467	311,878	309,446

Operating Income	37,685	34,105	114,169	96,411

Interest expense, net	241	749	516	2,006

Other expense (income), net	162	(308)	553	(1,097)

Income Before Income Taxes	37,282	33,664	113,100	95,502

Income Tax Expense	13,687	11,967	42,081	34,120

Net Income	$23,595	$21,697	$71,019	$61,382

Net Income Per Share — Basic	$0.55	$0.50	$1.65	$1.40

Net Income Per Share — Diluted	$0.55	$0.49	$1.62	$1.37

Average Shares Outstanding — Basic	42,558	43,616	42,963	43,810

Average Shares Outstanding — Diluted	43,259	44,414	43,751	44,685

     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	March 31,	June 30,
	2008	2007

Assets
Cash and cash equivalents	$70,580	$119,665
Accounts receivable, net of allowances of $6,390 and $6,134	244,863	248,698
Inventories	219,265	199,886
Other current assets	34,407	32,284

Total current assets	569,115	600,533
Property — net	65,158	67,788
Goodwill	61,760	57,550
Other assets	56,634	51,498

Total Assets	$752,667	$777,369

Liabilities
Accounts payable	$85,928	$97,166
Long-term debt payable within one year	—	50,395
Other accrued liabilities	85,871	87,449

Total current liabilities	171,799	235,010
Long-term debt	25,000	25,000
Other liabilities	73,089	66,376

Total Liabilities	269,888	326,386

Shareholders’ Equity	482,779	450,983

Total Liabilities and Shareholders’ Equity	$752,667	$777,369

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Amounts in Thousands)

	Nine Months Ended March 31,
	2008	2007

Cash Flows from Operating Activities
Net income	$71,019	$61,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,081	10,208
Share-based compensation and amortization of intangible assets	3,849	3,889
Gain on sale of property	(1,192)	(349)
Treasury shares contributed to employee benefit and deferred compensation plans	683	1,778
Changes in operating assets and liabilities, net of acquisitions	(22,117)	(43,561)
Other,net	627	(1,692)

Net Cash provided by Operating Activities	61,950	31,655

Cash Flows from Investing Activities
Property purchases	(6,108)	(8,125)
Proceeds from property sales	1,881	999
Net cash paid for acquisition of business	(11,128)
Other	(78)	(229)

Net Cash used in Investing Activities	(15,433)	(7,355)

Cash Flows from Financing Activities
Long-term debt repayments	(50,000)
Purchase of treasury shares	(33,224)	(33,988)
Dividends paid	(19,382)	(15,799)
Excess tax benefits from share-based compensation	3,153	2,714
Exercise of stock options	1,458	2,323

Net Cash used in Financing Activities	(97,995)	(44,750)

Effect of Exchange Rate Changes on Cash	2,393	(960)

Decrease in cash and cash equivalents	(49,085)	(21,410)
Cash and cash equivalents at beginning of period	119,665	106,428

Cash and Cash Equivalents at End of Period	$70,580	$85,018